UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2016

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On December 6, 2016, Chesapeake Energy Corporation (the “Company”) and certain subsidiary guarantors named therein (collectively, the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Deutsche Bank Securities Inc., as representative of the several initial purchasers named therein (collectively, the “Purchasers”), under which the Company agreed to sell $1.0 billion aggregate principal amount of 8.00% Senior Notes due 2025 (the “Notes”) in a private placement (the “Private Placement”) conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). At closing, the Notes are to be issued at an issue price of 98.522 percent of par for net proceeds of approximately $973.5 million, after deducting the initial purchasers’ discount and estimated expenses of the offering. The closing of the issuance of the Notes is expected to occur on December 20, 2016.
The Company intends to use the net proceeds from the Private Placement, together with cash on hand and borrowings under its credit facility (if required), to fund the purchase price of its tender offers that commenced on December 6, 2016 for the Company’s 6.5% Senior Notes due 2017, 7.25% Senior Notes due 2018, Floating Rate Senior Notes due 2019, 6.625% Senior Notes due 2020, 6.875% Senior Notes due 2020, 6.125% Senior Notes due 2021, 5.375% Senior Notes due 2021, 4.875% Senior Notes due 2022, 8.00% Senior Secured Second Lien Notes due 2022, 5.75% Senior Notes due 2023, 2.5% Contingent Convertible Senior Notes due 2037 and 2.25% Contingent Convertible Senior Notes due 2038 (the “Tender Offers”). If the Tender Offers are not consummated or the net proceeds from the offering exceed the total consideration payable in the Tender Offers, the Company intends to use the remaining net proceeds for general corporate purposes, which may include debt repurchases and the repayment of the Company’s senior notes with near term maturities as they become due.
To the extent the Purchasers or their affiliates own any of the Company’s senior notes and the Company repurchases or repays such senior notes using the net proceeds from the Private Placement, they will receive a portion of such net proceeds.
The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Guarantors and customary indemnification rights.
The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this report.
On December 6, 2016, the Company issued a press release regarding the Private Placement. A copy of the press release is filed as Exhibit 99.1 and incorporated by reference in this current report.
This current report does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made only by means of a confidential offering circular pursuant to Rule 144A and Regulation S under the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document Description

10.1
Purchase Agreement, dated December 6, 2016, by and among Chesapeake Energy Corporation, the subsidiary guarantors named therein and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein, relating to the private placement of the 8.00% Senior Notes due 2025

99.1	Chesapeake Energy Corporation press release dated December 6, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JAMES R. WEBB
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary
Date:    December 12, 2016

EXHIBIT INDEX

Exhibit No.	Document Description

10.1
Purchase Agreement, dated December 6, 2016, by and among Chesapeake Energy Corporation, the subsidiary guarantors named therein and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein, relating to the private placement of the 8.00% Senior Notes due 2025

99.1	Chesapeake Energy Corporation press release dated December 6, 2016